Exhibit 99.1

TRANSACTIONS WITH RELATED PERSONS

Our Relationship with EMC Corporation

Prior to our IPO in August 2007, we operated as a wholly-owned subsidiary of EMC. EMC continues to be our majority stockholder and we are considered a “controlled company” under the NYSE Rules. EMC has the power, acting alone, to approve any action requiring a vote of the majority of our voting shares and to elect all our directors. In addition, until the first date on which EMC or its successor-in-interest ceases to beneficially own 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of EMC as the holder of our Class B common stock or its successor-in-interest will be required for us to authorize a number of significant actions.

As described in “Our Board of Directors and Nominees,” two members of our Board of Directors are executive officers of EMC. The Chairman of our Board, Joseph Tucci, is the Chairman, President and Chief Executive Officer of EMC and David Goulden is the Executive Vice President and Chief Financial Officer of EMC.

Overview

We operated as a wholly owned subsidiary of EMC from January 2004 to August 17, 2007, the closing date of our IPO. In April 2007, we declared an $800 million dividend to EMC in the form of a note payable. The note had an initial maturity date in April 2012 and bears an interest rate of the 90-day LIBOR plus 55 basis points (0.92% as of December 31, 2011), with interest payable quarterly in arrears, commencing June 30, 2007. The interest rate on the note payable resets quarterly, two business days prior to the first day of each fiscal quarter. We may repay the note, without penalty, at any time. In August 2007, we used a portion of the net proceeds from our IPO of Class A common stock to repay to EMC $350 million of this note payable. In June 2011, we and EMC amended the note to extend the maturity date to April 16, 2015. We also restated the principal amount, which is $450 million, to the amount currently outstanding. During 2011, we recorded $3.9 million of interest expense related to the note in our financial statements.

Subsequent to our IPO, we continue to be a majority-owned and controlled subsidiary of EMC, our results of operations and financial position are consolidated with EMC’s financial statements, we continue to receive various administrative services from EMC, we have entered into agreements regarding EMC’s and our intellectual property and real estate, we and EMC sell goods and services as vendors to one another, EMC resells our products to third party customers and we and EMC resell each other’s services to third party customers. Additionally, in geographic areas where we have not established our own subsidiaries, we contract with EMC subsidiaries for support services and EMC employees who are managed by our personnel. As described further below, our relationship with EMC includes the following aspects:

•	EMC is our controlling stockholder and, as such, has certain rights under our charter documents.

•	A master transaction agreement entered into with EMC in conjunction with our IPO, together with ancillary agreements, governs many aspects of our post-IPO business relationship with EMC.

•	We contract for certain services from EMC subsidiaries in geographic regions where we do not have legal entities established.

•	We transact ongoing business with EMC pursuant to certain ordinary course agreements.

•	From time to time we engage in transactions with EMC to effect the sale or transfer of business assets and we have also invested alongside EMC in certain joint ventures.

As reported in our 2011 Annual Report on Form 10-K filed with the SEC on February 24, 2012, we and EMC engaged in the following transactions during 2011:

•

In April 2011, we acquired certain assets relating to EMC’s Mozy cloud-based data storage and data services, including certain data center assets and a license to certain intellectual property, for approximately $8.0 million. We also entered into an operational support agreement with EMC pursuant to which we took over responsibility to operate the Mozy service on behalf of EMC (the “Mozy Support Agreement”). We hired more than 300 Mozy employees and, pursuant to the support agreement, costs incurred by us to support EMC’s Mozy services, plus a mark-up intended to approximate third-party costs, are reimbursed by EMC. On the consolidated statements of income, such amounts were approximately $39.0 million in 2011, including a markup of $2.8 million, and were recorded as a reduction to the costs we incurred. EMC retained ownership of the Mozy business and its remaining assets. EMC continues to be responsible to Mozy customers for Mozy products and services, and continues to recognize revenue from such products and services.

•

During 2011, we paid $14.4 million of contingent amounts to EMC to complete all contingent payments that remained outstanding pursuant to our April 2010 acquisition of certain software product technology and expertise from EMC’s Ionix IT management.

•	During 2011, we incurred expenses of $82.6 million for costs incurred by EMC for our direct benefit, such as rent, salaries and benefits. These costs include an estimated arm’s-length mark-up.

•

We paid income taxes to EMC of $12.1 million for our portion of EMC’s consolidated federal income taxes, pursuant to our tax sharing agreement with EMC, described further below. Under the same tax sharing agreement, EMC paid us $314.5 million in 2011 relating to periods where we had a stand-alone federal taxable loss. The difference between income taxes calculated on a separate return basis and income taxes calculated within EMC’s consolidated, combined and unitary returns is presented as a component of our stockholders’ equity. The amount presented as a component of our stockholders’ equity from the tax sharing arrangement was recorded as an increase in stockholders’ equity of $7.8 million . Additionally, as of December 31, 2011, VMware had $3.3 million of net income taxes payable due to EMC.

•	We recognized professional service revenue of $66.2 million for services that we provided to EMC customers.

•	We recognized revenue from server and desktop products and services purchased by EMC for its internal use of $3.2 million.

•	We purchased $24.3 million of storage systems and software and consulting services from EMC.

•

Pursuant to a reseller arrangement with EMC, EMC bundles our products and services with EMC’s hardware and sells them to end users. In 2011, we recognized revenues of $72.0 million from products and services sold pursuant to our reseller arrangement with EMC.

•	Cash proceeds from the exercise of EMC options held by VMware employees paid to EMC were $12.2 million.

•

In the first quarter of 2011, we loaned $6.5 million to our joint venture with EMC and Cisco by means of a convertible promissory note. We have a minority ownership interest in the joint venture. In 2012, we amended the note to extend its maturity to the first quarter of 2013. For more information, see “Investment in Joint Venture with EMC and Cisco“ below.

EMC as our Controlling Stockholder

As of the close of business on the Record Date, EMC owned approximately 79.19% of our common stock (approximately 30.03% of our Class A common stock and 100 % of our Class B common stock) and controlled approximately 97.16% of the combined voting power of our common stock. For as long as EMC or its successor-in-interest continues to control more than 50% of the combined voting power of our common stock, EMC or its successor-in-interest will be able to direct the election of all the members of our Board of Directors and exercise control over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, EMC or its successor-in-interest will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take other actions that might be favorable to EMC or its successor-in-interest.

Certain of EMC’s rights as our majority stockholder arise from being the sole holder of our Class B common stock, which has certain voting rights greater than the voting rights of our Class A common stock. Holders of our Class B common stock are entitled to ten votes per share of Class B common stock on all matters except for the election of our Group II directors, in which case they are entitled to one vote per share, whereas holders of our Class A common stock are entitled to one vote per share of Class A common stock in all cases. The holders of Class B common stock, voting separately as a class, are entitled to elect 80% of the total number of directors on our Board of Directors that we would have if there were no vacancies on our Board of Directors at the time. These are our Group I directors. The holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect our remaining directors, which at no time will be less than one director—our Group II director(s). Accordingly, the holders of our Class B common stock currently are entitled to elect 7 of our 8 directors. If EMC transfers shares of our Class B common stock to any party other than a successor-in-interest or a subsidiary of EMC (other than in a distribution to its stockholders under Section 355 of the Code, or in transfers following such a distribution), those shares will automatically convert into Class A common stock. For so long as EMC or its successor-in-interest beneficially owns shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock, EMC will be able to elect all of the members of our Board of Directors.

Our certificate of incorporation also contains provisions that require that as long as EMC beneficially owns at least 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of EMC (or its successor-in-interest) as the holder of the Class B common stock is required (subject in each case to certain exceptions) in order to authorize us to:

•	consolidate or merge with any other entity;

•	acquire the stock or assets of another entity in excess of $100 million;

•	issue any stock or securities except to our subsidiaries or pursuant to our employee benefit plans;

•	establish the aggregate annual amount of shares we may issue in equity awards;

•	dissolve, liquidate or wind us up;

•	declare dividends on our stock;

•	enter into any exclusive or exclusionary arrangement with a third party involving, in whole or in part, products or services that are similar to EMC’s; or

•	amend, terminate or adopt any provision inconsistent with certain provisions of our certificate of incorporation or bylaws.

Beneficial ownership of at least 80% of the total voting power and value of our outstanding common stock is required in order for EMC to continue to include us in its consolidated group for federal income tax purposes (the “Consolidated Group”), and beneficial ownership of at least 80% of the total voting power is required in order for EMC to effect a tax-free spin-off of us or certain other tax-free transactions. We have been included in EMC’s consolidated group for U.S. federal income tax purposes. We have agreed that for so long as EMC or its successor-in-interest continues to own greater than 50% of the voting control of our outstanding common stock, we will not knowingly take or fail to take any action that could reasonably be expected to preclude EMC’s or its successor-in-interest’s ability to undertake a tax-free spin-off.

In order to address potential conflicts of interest between us and EMC with respect to corporate opportunities that are otherwise permitted to be undertaken by us, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. In general, these provisions recognize that, subject to the limitations related to our technology and product development and marketing activities, we and EMC may engage in the same or similar business activities and lines of business, may have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other. It is also contemplated that officers and directors of EMC may also serve as officers and directors of VMware, and vice versa.

Our certificate of incorporation provides that, subject to the limitations related to our technology and product development and marketing activities, EMC will have no duty to refrain from:

•	engaging in the same or similar business activities or lines of business as us;

•	doing business with any of our clients or customers; or

•	employing or otherwise engaging any of our officers or employees.

Our certificate of incorporation provides that if EMC acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and EMC, EMC will have no duty to communicate or present such corporate opportunity to us, and we will, to the fullest extent permitted by law, renounce any interest or expectancy in any such opportunity and waive any claim that such corporate opportunity be presented to us. EMC will have satisfied its fiduciary duty with respect to such a corporate opportunity and will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that EMC acquires or seeks the corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

If one of our directors or officers who is also a director or officer of EMC learns of a potential transaction or matter that may be a corporate opportunity for both us and EMC and which may be properly pursued by us pursuant to the limitations related to our technology and product development and marketing activities, our certificate of incorporation provides that the director or officer will have satisfied his or her fiduciary duties to us and our stockholders, will not be liable for breach of fiduciary duties to us and our stockholders with respect to such corporate opportunity, and will be deemed not to have derived an improper personal economic gain from such corporate opportunity if the director or officer acts in good faith in a manner consistent with the following policy:

•

where an opportunity is offered to a VMware director (but not an officer) who is also a director or officer of EMC, VMware will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a VMware director;

•

where an opportunity is offered to a VMware officer who is also an EMC officer, VMware will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a VMware officer;

•

where an opportunity is offered to a VMware officer who is also a director (but not an officer) of EMC, VMware will be entitled to pursue such opportunity unless expressly offered to the individual solely in his or her capacity as an EMC director; and

•

where one of our officers or directors, who also serves as a director or officer of EMC, learns of a potential transaction or matter that may be a corporate opportunity for both us and EMC in any manner not addressed in the foregoing descriptions, such director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of the fact that EMC pursues or acquires that corporate opportunity for itself.

The foregoing limitation of liability provisions are not intended to be an allocation of corporate opportunities between us and EMC. For purposes of our certificate of incorporation, “corporate opportunities” are limited to business opportunities permitted by the provisions related to our technology and product development and marketing activities and, subject to this limitation, include business opportunities which we are financially able to undertake, which are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of EMC or its officers or directors will be brought into conflict with our self-interest.

The corporate opportunity provisions in our certificate of incorporation will continue in effect until the later of (1) EMC or its successor-in-interest ceasing to beneficially own 20% or more of the outstanding shares of our common stock and (2) the date upon which no VMware officer or director is also an officer or director of EMC or its successor-in-interest. The vote of at least 80% of the votes entitled to be cast are required to amend, alter, change or repeal these corporate opportunity provisions.

Master Transaction Agreement and Ancillary Agreements

At the time of our IPO, we and EMC entered into certain agreements governing various interim and ongoing relationships between us. These agreements include:

•	a master transaction agreement;

•	an administrative services agreement;

•	a tax sharing agreement;

•	an insurance matters agreement;

•	an employee benefits agreement;

•	an intellectual property agreement; and

•	real estate agreements.

The agreements summarized below were filed as exhibits to the registration statement relating to our IPO. You are encouraged to read the full text of these material agreements. We entered into these agreements with EMC in the context of our relationship with EMC as our parent and controlling stockholder. The prices and other terms of these agreements were designed to be consistent with the requirements of Section 482 of the Code and related U.S. Treasury Regulations with respect to transactions between related parties.

Master Transaction Agreement

The master transaction agreement contains key provisions relating to our ongoing relationship with EMC. Unless otherwise required by the specific provisions of the agreement, the master transaction agreement will terminate on a date that is five years after the first date on which EMC ceases to own shares representing at least 20% of our common stock. The provisions of the master transaction agreement related to our cooperation with EMC in connection with future litigation will survive seven years after the termination of the agreement, and provisions related to confidential information and indemnification by us and EMC will survive indefinitely.

Registration Rights . Pursuant to the master transaction agreement, at the request of EMC, we will use our reasonable best efforts to register shares of our common stock that are held or subsequently acquired by EMC for public sale under the 1933 Securities Act, as amended (the “Securities Act”). EMC may request up to two registrations in any calendar year. We also provide EMC with “piggy-back” rights to include its shares in future registrations by us of our securities under the Securities Act. There is no limit on the number of these “piggy-back” registrations in which EMC may request its shares be included.

EMC may not transfer its registration rights other than to an affiliate. EMC’s registration rights will terminate on the earlier of the date on which EMC has sold or transferred all of its shares of our common stock deemed “restricted securities” or our common stock held by EMC may be sold without restriction pursuant to Rule 144 of the Securities Act.

We have agreed to cooperate in these registrations and related offerings. All expenses payable in connection with such registrations will be paid by us, including the fees and expenses of one firm of legal counsel chosen by EMC, except that EMC will pay all its own internal administrative costs and underwriting discounts and commissions applicable to the sale of its shares of our common stock.

Future Distributions . Additionally, we have agreed to cooperate, at our expense, with EMC to accomplish a distribution by EMC of our common stock, and we have agreed to promptly take any and all actions necessary or desirable to effect any such distribution. EMC will determine, in its sole discretion, whether such distribution shall occur, the date of the distribution and the form, structure, and all other terms of any transaction to effect the distribution. A distribution may not occur at all. At any time prior to completion of the distribution, EMC may decide to abandon the distribution, or may modify or change the terms of the distribution, which could have the effect of accelerating or delaying the timing of the distribution.

Anti-Dilution Option . Pursuant to the master transaction agreement, we have granted EMC a continuing right to purchase from us shares of Class A common stock and Class B common stock at fair market value as determined in accordance with the agreement in order to maintain EMC’s respective percentage ownership interests in our Class A common stock and Class B common stock following our IPO. This option may not be exercised by EMC in connection with any issuance by us of any shares pursuant to any stock option or other executive or employee compensation plan, except where such issuance would cause EMC’s percentage ownership of common stock to fall below 80.1%.

Restrictive Covenants . Under the master transaction agreement, we have agreed to obtain the consent of the holders of our Class B common stock prior to taking certain actions, including those set forth above as requiring approval under our certificate of incorporation.

Indemnification . The master transaction agreement provides for cross-indemnities that generally will place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical VMware business and operations, and generally will place on EMC the financial responsibility for liabilities associated with all of EMC’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master transaction agreement also contains indemnification provisions under which we and EMC each indemnify the other with respect to breaches of the master transaction agreement or any intercompany agreement.

In addition to the general indemnification obligations described above relating to the current and historical VMware and EMC businesses and operations, we and EMC have agreed to cross-indemnify each other against liabilities arising from any misstatements or omissions in one another’s SEC filings and from information each of us provides to the other specifically for inclusion in the other party’s annual or quarterly reports, but only to the extent that the information pertains to the party providing the information or its business or to the extent the party filing the SEC report provides the party supplying the information with prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of the party filing the report.

Accounting Matters; Legal Policies . Under the master transaction agreement, we agreed to use our reasonable best efforts to use the same independent auditors selected by EMC and to maintain the same fiscal year as EMC until such time as EMC is no longer required to consolidate our results of operations and financial position (determined in accordance with GAAP consistently applied). We also agreed to use our reasonable best efforts to complete our audit and provide EMC with all financial and other information on a timely basis such that EMC may meet its deadlines for its filing annual and quarterly financial statements.

Additionally, for as long as EMC is providing us with legal services under the administrative services agreement, the master transaction agreement will require us to comply with all EMC policies and directives identified by EMC as critical to legal and regulatory compliance and to not adopt legal or regulatory policies or directives inconsistent with the policies identified by EMC.

Administrative Services Agreement

Under the administrative services agreement, EMC may provide us with services and resources, including tax, accounting, treasury, legal and human resources services. For such time as the administrative services agreement is in effect, EMC and VMware may agree on additional services to be included in the administrative services agreement. EMC is to provide us with services with substantially the same degree of skill and care as such services are performed within EMC. We will pay fees to EMC for the services rendered based on the number and total cost of the EMC employees required to provide services, or as may otherwise be agreed.

The initial term of the administrative services agreement expired on September 30, 2007 and extends automatically for additional three-month terms unless terminated by one of the parties. We have the right to terminate any of the services provided by EMC under the administrative services agreement at any time upon 30 day prior written notice of termination to EMC.

Furthermore, we have agreed in the administrative services agreement that we will be responsible for, and will indemnify EMC with respect to, our own losses for property damage or personal injury in connection with the services provided, except to the extent that such losses are caused by the gross negligence, breach, bad faith or willful misconduct of EMC. As of December 31, 2011, we provide most of the services subject to the Administrative Services Agreement for ourselves. However, the agreement has not been terminated and remains in effect.

Tax Sharing Agreement

We have been included in the Consolidated Group as well as in certain consolidated, combined or unitary groups that include EMC and/or certain of its subsidiaries (a “Combined Group”) for state and local income tax purposes. We entered into a new tax sharing agreement that became effective upon consummation of our IPO. Pursuant to the tax sharing agreement, we and EMC generally will make payments to each other such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by us is determined, subject to certain adjustments, as if we and our subsidiaries included in the Consolidated Group or Combined Group filed our own consolidated, combined or unitary tax return. EMC prepares pro forma tax returns for us with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax sharing payments under the tax sharing agreement. We are responsible for any taxes with respect to tax returns that include only us and our subsidiaries. During the first quarter of 2011, we amended the tax sharing agreement to provide that intercompany payments due to one another under the tax sharing agreement would be made on a quarterly, rather than annual, basis.

EMC is primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group. Disputes arising between the parties relating to matters covered by the tax sharing agreement are subject to resolution through specific dispute resolution provisions.

We are included in the Consolidated Group for periods in which EMC owned at least 80% of the total voting power and value of our outstanding stock. EMC, during any part of a consolidated return year, is liable for the tax on the consolidated return of such year, except for such taxes related to (i) our separate tax liability and (ii) our business and operations, of such year and for any subsequently determined deficiency thereon. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the tax sharing agreement allocates tax liabilities between us and EMC, for any period in which we were included in the Consolidated Group or a Combined Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group or a Combined Group.

Our and EMC’s respective rights, responsibilities and obligations with respect to any possible spin-off of our stock to EMC stockholders are set forth in the tax sharing agreement. If EMC were to decide to pursue a possible spin-off, we have agreed to cooperate with EMC and to take any and all actions reasonably requested by EMC in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude EMC’s ability to undertake a tax-free spin-off. In the event EMC completes a spin-off, we have agreed not to take certain actions, such as asset sales or contributions, mergers, stock issuances or stock sales within the two years following the spin-off without first obtaining the opinion of tax counsel or an Internal Revenue Service ruling to the effect that such actions will not result in the spin-off failing to qualify as a tax-free spin-off. In addition, we generally would be responsible for, among other things, any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions involving us following a spin-off and a percentage of such taxes to the extent such taxes are not attributable to, or do not result from, any action or failure to act by either us or EMC.

Insurance Matters Agreement

We also entered into an insurance matters agreement with EMC in conjunction with our IPO. Pursuant to the insurance matters agreement, EMC maintains insurance policies covering, and for the benefit of, us and our directors, officers and employees. The insurance policies maintained by EMC under the insurance matters agreement are comparable to those maintained by EMC and covering us prior to our IPO. Except to the extent that EMC allocates a portion of its insurance costs to us, we must reimburse EMC, as the case may be, for premium expenses, deductibles or retention amounts, and all other costs and expenses that EMC may incur in connection with the insurance coverage EMC maintains for us. We are responsible for any action against VMware in connection with EMC’s maintenance of insurance coverage for us, including as a result of the level or scope of any insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to an insurance carrier in connection with a claim or potential claim or otherwise, during the term of the insurance matters agreement, except to the extent that such action arises out of or is related to the breach by EMC of the insurance matters agreement or the related insurance policies, or the gross negligence, bad faith or willful misconduct of EMC in connection with the insurance matters agreement or the related insurance policies.

The term of the insurance matters agreement will expire on a date which is 45 days after the date upon which EMC owns shares of our common stock representing less than a majority of the votes entitled to be cast by all holders of our common stock. We may also unilaterally terminate this agreement upon convenience but are required to have replacement insurance in place at the time we choose to do so.

Employee Benefits Agreement

We have also entered into an employee benefits agreement with EMC. The employee benefits agreement allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters, including the treatment of outstanding EMC equity awards which may be held by our employees and the allocation of certain retirement plan assets and liabilities and the ownership of work product developed for our benefit.

VMware employees who continued to hold EMC stock options following our IPO continue to have their existing grants governed under EMC’s stock plans. Additionally, when employees transfer from EMC to VMware with outstanding EMC options and restricted stock awards at the date of transfer, the employees retain their EMC grants which continue to be governed under the EMC stock plan and vest during the employment at VMware. As of December 31, 2011, stock options for 3.628 million shares of EMC stock (of which 2.093 million were exercisable) and unvested restricted stock and restricted stock unit awards for 534,348 shares of EMC stock were held by VMware employees.

Intellectual Property Agreement

The terms of the intellectual property agreement formalize the relationship between us and EMC with respect to our use of certain EMC source code and associated intellectual property rights, as well as EMC’s use of certain VMware source code and associated intellectual property rights.

Under the terms of the intellectual property agreement, we and EMC fully release one another from claims resulting from any acts of infringement that might have occurred prior to the date our IPO was completed. Going forward, EMC will provide to us license rights under certain source code and associated intellectual property rights to design, develop, distribute, service and support our existing products, as well as any updates, upgrades and future versions of those products, and the implementation of interoperability between future VMware products and EMC products. These rights exclude our ability to use EMC’s intellectual property to create certain types of products.

We, in turn, will provide to EMC license rights under certain source code and associated intellectual property rights to design, develop, distribute, service and support EMC’s existing products, any updates, upgrades and future versions of those products, as well as EMC’s future products. These rights exclude the ability of EMC to use our intellectual property to create certain types of products. The scope of the patent rights we provide to EMC and the scope of products with which EMC may use our intellectual property rights will be initially narrowed at such time as EMC no longer owns 50% of our common stock, and further narrowed at such time as EMC no longer owns 20% of our common stock. The scope of products with which EMC may use our intellectual property rights will also be narrowed if there is a change in control of EMC at such time as EMC no longer owns 50% of our common stock. EMC will indemnify us for any losses arising out of any use by EMC of the intellectual property rights we provide to EMC under the intellectual property agreement, and we will indemnify EMC for any losses arising out of any use by us of the intellectual property rights EMC provides to us under the intellectual property agreement.

Real Estate Agreements

We entered into a real estate license agreement with EMC in conjunction with our IPO. The real estate license agreement governs the terms under which we may use the space we share, and will continue to share, with EMC at certain properties that EMC currently leases. The real estate license agreement did not materially change other arrangements we have with EMC related to shared space or the amounts we are charged for use of such space.

Support from EMC Subsidiaries in Certain Geographic Regions

Prior to our IPO, we had entered into several agreements with EMC with respect to international marketing, call center support, and research and development services. EMC has continued to provide these services to us following our IPO pursuant to these agreements and similar subsequent arrangements. In certain circumstances where we do not have an established legal entity, EMC employees managed by our personnel have provided services on our behalf.

We have entered into various geographically-specific marketing services agreements and other arrangements with certain of EMC’s subsidiaries. During 2011, these agreements and arrangements involved the following countries: Argentina, Belgium, Brazil, Chile, Columbia, Croatia, the Czech Republic, Dubai, Egypt, Finland, Hungary, Indonesia, Kazakhstan, Luxembourg, Malaysia, Mexico, New Zealand, Norway, Philippines, Poland, Portugal, Russia, Saudi Arabia, South Africa, South Korea, Taiwan, Thailand, Turkey and Ukraine. The terms of these agreements are substantially similar and under such agreements, the local EMC subsidiaries have agreed to provide us, upon our request, with services that include promoting our products, developing our customer base, and acting as a liaison to certain customers. Under the provisions of the agreements, we are charged by such EMC subsidiaries in performing services under these agreements. EMC subsidiaries provided these services to us on similar terms before such time as we entered into written agreements. The agreements are effective until terminated by either party upon 30 day written notice.

Support to EMC for Operation of Mozy Business

Pursuant to the Mozy Support Agreement, in April 2011 we took over responsibility to operate the Mozy service on behalf of EMC. We hired more than 300 Mozy employees. Costs incurred by us to support EMC’s Mozy services, plus a mark-up intended to approximate third-party costs, are reimbursed by EMC. On the consolidated statements of income, such amounts were approximately $39.0 million in 2011.

Ongoing and Ordinary Course of Business Agreements

In 2011, we entered into various software licensing and support agreements with EMC covering the purchase of approximately $5.94 million in VMware products and services by EMC for its internal use. Additionally, during 2011, pursuant to reseller arrangements between VMware and EMC, EMC entered into agreements with third party customers for their purchase of VMware products and professional services with an aggregate value of approximately $195.8 million.

We also entered into various licensing, technology and marketing partnering agreements with EMC during 2011 relating primarily to furthering the interoperability of our respective technologies. These agreements provided for deployment of the internal resources of both companies with an estimated value in excess of $9.23 million.

Investment in Joint Venture with EMC and Cisco

During 2011, we issued a $6.5 million loan to VCE LLC (formerly Acadia Enterprises, LLC), a joint venture between EMC and Cisco formed in 2009 in which we have a minority interest. The loan was in the form of a convertible promissory note that was part of a larger financing transaction lead by EMC and Cisco and is convertible into equity of VCE under certain circumstances. In the first quarter of 2012, we amended certain terms of the convertible promissory note with VCE, including an amendment that extended the maturity date under such note by 12 months. EMC and Cisco are the lead investors in VCE, which is focused on accelerating customer build-outs of information technology infrastructures through end-to-end enablement of service providers and large enterprise customers.